UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2008
CollaGenex Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28308	52-1758016

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940

(Address of principal executive offices)	(Zip Code)
215-579-7388
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On February 25, 2008, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as it may be amended and supplemented from time to time, the “Merger Agreement”) with Galderma Laboratories Inc., a Delaware corporation (“Parent”), and Galderma Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).
     Under the terms of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) to purchase all of the Company’s shares of common stock, par value $0.01 per share (“Company Common Stock”), outstanding (the “Shares”) for $16.60 per Share, net to the seller in cash (or such higher amount as may be paid per Share in the Offer, the “Offer Price”). The Offer will be conditioned upon, among other things, at least a majority of the Shares then outstanding being tendered in the Offer assuming the full exercise of all options, warrants, convertible securities or similar obligations then outstanding and the issuance of all Shares the Company would be obligated to issue in connection with the full exercise of such securities (excluding the Series D-1 Preferred Stock owned by the Company Preferred Stockholders).
     Concurrently with the execution of the Merger Agreement, Parent, Purchaser and holders (collectively, the “Company Preferred Stockholders”) of 95% of the outstanding shares of Series D-1 Cumulative Convertible Preferred Stock, $0.01 par value, of the Company (the “Series D-1 Preferred Stock”) entered into an agreement (the “Preferred Stockholder Agreement”) pursuant to which each Company Preferred Stockholder has agreed to, among other things, sell to Purchaser all of such Company Preferred Stockholder’s shares of Series D-1 Preferred Stock immediately following the time Purchaser purchases Shares in the Offer for an amount in cash equal to the product of the number of shares of Company Common Stock into which such shares of Series D-1 Preferred Stock are then convertible multiplied by the Offer Price. In the Merger Agreement, Parent has agreed with the Company to cause Purchaser to consummate the purchase of the Company Preferred Stockholders’ shares of Series D-1 Preferred Stock in accordance with the terms and conditions of the Preferred Stockholder Agreement. In addition, the Company is expressly made a third-party beneficiary of the parties’ obligations under the Preferred Stockholder Agreement.
     The Preferred Stockholder Agreement may be terminated by the Company Preferred Stockholders upon the occurrence of specified events, including (a) any modification or amendment of the Merger Agreement that is adverse to the Preferred Stockholders in any material respect, including a reduction in the Offer Price, (b) any waiver by the Company of any obligation of Parent under the Merger Agreement, which waiver is adverse to the Company Preferred Stockholders in any material respect, or (c) the occurrence of a Company Adverse Recommendation Change (as such term is defined in the Merger Agreement). In addition, the Preferred Stockholder Agreement terminates automatically upon the termination of the Merger Agreement.

     The closing of the Offer and Purchaser’s obligation to pay for all Shares tendered is subject to certain other conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; the absence of certain legal impediments to consummation of the Offer; the continued accuracy of the Company’s representations and warranties in the Merger Agreement (subject to a materiality standard); compliance in all material respects by the Company with its covenants in the Merger Agreement; the Preferred Stockholder Agreement being in effect and the absence of certain breaches thereof; the absence of any changes or events arising since the date of the Merger Agreement that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; and all required consents, approvals or authorizations of any governmental entity being obtained (subject to a materiality standard).
     The Merger Agreement also provides that following completion of the Offer, the parties will complete a second-step merger (the “Merger”) in which (i) all remaining Shares (other than Shares held by Parent or Purchaser or by Company stockholders who have properly exercised their dissenters rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the Offer Price and (ii) all outstanding shares of Series D-1 Preferred Stock (other than shares of Series D-1 Preferred Stock held by Parent or Purchaser or Company stockholders who have properly exercised their dissenters rights under Section 262 of the DGCL) will be converted into the right to receive an amount in cash equal to the product of the number of shares of Company Common Stock into which such shares of Series D-1 Preferred Stock are convertible multiplied by the Offer Price. Consummation of the Merger is subject to customary conditions, including the absence of certain legal impediments to consummation of the Merger and stockholder approval if such approval is required to consummate the Merger.
     The parties have agreed that if, following completion of the Offer, Parent and Purchaser own at least 90% of the outstanding shares of each class of capital stock of the Company, the Merger will be completed without a meeting of the stockholders of the Company, pursuant to Delaware’s “short-form” merger statute.
     In the Merger Agreement, the Company also granted Parent and Purchaser, subject to certain conditions and limitations, an irrevocable option (the “Merger Option”, exercisable after completion of the Offer, to purchase up to that number of newly issued shares of Company Common Stock (the “Merger Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Purchaser immediately following consummation of the Offer, shall constitute one share more than 90% of the shares that will be outstanding after giving effect to the exercise of the Merger Option, at a price per share equal to the Offer Price, but only if Parent and Purchaser own at least 80% of the outstanding shares of Company Common Stock following the purchase of shares pursuant to the Offer. The Merger Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Parent’s and Purchaser’s ownership of shares of Company Common Stock and Series D-1 Preferred Stock following completion of the Offer and the transactions contemplated by the Preferred Stockholder Agreement.
     The Company may terminate the Merger Agreement under certain circumstances, including if its board of directors reasonably determines that it has received an unsolicited bona fide “Superior Proposal,” as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement, including giving Parent an opportunity to negotiate amendments to the Merger Agreement. In the event of such termination, the Company must pay a fee of $12,600,000 to Parent (the “Termination Fee”) plus certain fees and expenses of Parent and Purchaser incurred in connection with the transactions up to $1,000,000 (the “Expense Payment”). In addition, if the Merger Agreement is terminated under certain circumstances, and within twelve (12) months after the date of such termination the Company enters into a definitive agreement providing that, or consummates a transaction whereby, more than a majority of the assets of, or the equity interests in, the Company are acquired by a third party, the Company will be obligated to pay Parent the Termination Fee and the Expense Payment on the date such agreement is entered into or such transaction is consummated, whichever is earlier.
     The Merger Agreement provides that each option to purchase a share of Company Common Stock outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will at such effective time be converted into the right to receive a cash payment equal to the amount, if any, by which the Offer Price exceeds the exercise price of each such option. In connection with the execution and delivery of the Merger Agreement, the Compensation Committee of the Company’s Board of Directors (i) adopted a severance pay plan applicable to all Company employees (other than those having individual change of control agreements) effective as of the date of purchase by Purchaser of Shares in the Offer, which will generally be operative for the one year period following the effective time of the Merger, and (ii) amended the Company’s 401(k) plan to provide for the vesting of all unvested Company matching contributions as of the date of purchase by Purchaser of Shares in the Offer.
     The foregoing summary of the Merger Agreement and the Preferred Stockholder Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement (together with the Annexes thereto) attached hereto as Exhibit 2.1, which is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Purchaser, rather than establishing matters of fact.

Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Item 8.01. Other Events.
     On February 26, 2008, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of February 25, 2008, among Galderma Laboratories Inc., Galderma Acquisition Inc. and CollaGenex Pharmaceuticals, Inc.*

99.1	Press release issued by CollaGenex Pharmaceuticals, Inc. dated February 26, 2008

*	Schedules omitted pursuant to Item 601(b)(2) of Regulations S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.
By:	/s/ Colin W. Stewart
	Name:	Colin W. Stewart
	Title:	Chief Executive Officer and President

Date: February 27, 2008

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of February 25, 2008, among Galderma Laboratories Inc., Galderma Acquisition Inc. and CollaGenex Pharmaceuticals, Inc.*

99.1	Press release issued by CollaGenex Pharmaceuticals, Inc. dated February 26, 2008

*	Schedules omitted pursuant to Item 601(b)(2) of Regulations S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.